EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)




                                                          Three Months Ended
                                                          ------------------
                                                       6/28/97           6/29/96
                                                       -------           -------


Net Earnings Applicable to Common Stock:

    Net Earnings                              $            192  $          4,827
    Deduct Preferred Cash Dividends                          -                 -
                                              ----------------------------------
      Net Earnings Applicable to
        Common Stock                          $            192  $          4,827
                                              ==================================

Weighted Average Common
  Shares Outstanding                                 5,939,680         5,939,680
Effect of Common Stock Equivalent                            -                 -
                                              ----------------------------------
Weighted Average Common Shares Outstanding
  for Primary Earnings per Share                     5,939,680         5,939,680
                                              ==================================
Primary and Fully Diluted
  Earnings Per Share                          $            .03   $           .81
                                              ==================================


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